Exhibit 10.2

June 11, 2015

Dick Costolo

c/o Twitter, Inc.

1355 Market Street, Suite 900

San Francisco, California 94103

Re:	Terms of Transition

Dear Dick:

As we have discussed, this letter is the agreement (“Agreement”) between you and Twitter, Inc. (the “Company”) concerning the terms of your transition out of the role of the Company’s Chief Executive Officer.

1. Transition Date. Your final date of employment with the Company will be July 1, 2015 (the “Employment End Date”). Following the Employment End Date, you will cease to be the Company’s Chief Executive Officer. You will continue to be a member of the Company’s Board of Directors until the earlier of your resignation or when your term expires and you are not re-nominated to the board.

2. Subsidiary and Affiliate Positions. In addition, your signature below signifies your resignation as an officer and director on all boards of directors of subsidiaries and affiliates that you hold as a result of your service as Chief Executive Officer; provided, for the avoidance of doubt, you will continue as a director on the Company’s Board of Directors. Such resignation will be effective as of July 1, 2015 or such later date as is necessary to ensure appropriate transition to a replacement. You agree that you will take any actions necessary to ensure an orderly transition of such positions.

3. Payment of Salary and Employee Benefits. You will continue to be paid your salary and participate in the Company’s employee benefit plans (including the accrual of vacation) through the Employment End Date.

4. Equity Awards. In consideration of your continued service as Chief Executive Officer through the Employment End Date, you will continue to vest in all Company equity awards held by you and outstanding as of the date hereof through and including the Employment End Date. Following the Employment End Date, all Company equity awards that remain unvested as of that date shall cease to vest and will be cancelled and unvested shares forfeited. The terms and conditions of your vested Company equity awards as of that date and the governing plan(s) shall remain in effect as set out in those documents.

5. Effective Date: Once you sign this Agreement, it will immediately be effective as to all terms contained herein.

6. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by all of the terms of this Agreement, please sign below, initial the first page, and return it to the Company.

Sincerely,
Twitter, Inc.

By:	/s/ Vijaya Gadde
Vijaya Gadde
General Counsel, on behalf of the Board of Directors

I HAVE READ, UNDERSTOOD, AND HEREBY AGREE TO ALL THE PROVISIONS OF THIS AGREEMENT:

/s/ Dick Costolo	Date:	June 11, 2015
Dick Costolo